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                                                                    Exhibit 3(i)
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                            ARTICLES OF INCORPORATION

                                       OF

                               POLYONE CORPORATION


                  FIRST: The name of the Corporation is: PolyOne Corporation.

                  SECOND: The place in the State of Ohio where the principal office of the Corporation shall be located is in the City of Cleveland, County of Cuyahoga.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be formed under the General Corporation Law of the State of Ohio as from time to time in effect.

                  FOURTH: The total authorized capital stock of the Corporation shall be four hundred forty million (440,000,000) shares consisting of four hundred million (400,000,000) common shares, par value $.01 per share (the "Common Shares"), and forty million (40,000,000) preferred shares, par value $.01 per share (the "Series Preferred Shares").

                  The preferences, relative, participating, optional or other special rights, qualifications, limitations, restrictions, voting powers and privileges of each class of the Corporation's capital stock shall be as follows:

                                I. COMMON SHARES

                  (a) Issuance. Common Shares may be issued from time to time in such amounts and for such purposes as shall be determined by the Board of Directors of the Corporation.

                  (b) Voting Rights. Except as otherwise required by law and the provisions of these Articles of Incorporation and except as provided by the resolution or resolutions of the Board of Directors creating or amending any series of the Series Preferred Shares, the holders of the Common Shares of the Corporation possess full voting power for the election of directors and for all other purposes.

                  (c) Dividends. Subject to the requirements of law, these Articles of Incorporation, as amended from time to time, and the resolution or resolutions of the Board of Directors creating or modifying any series of the Series Preferred Shares, the holders of Common Shares shall, after payment in full of all dividends to which holders of the Series Preferred Shares shall be entitled, be entitled to receive such dividends as and when the same may be declared from time to time by the Board of Directors of the Corporation out of funds legally available therefor.


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                  (d) Liquidation. Subject to the requirements of law, these
Articles of Incorporation, as amended from time to time, and the resolution or resolutions of the Board of Directors creating or modifying any series of the Series Preferred Shares, the holders of the Common Shares shall, in the event of any liquidation, dissolution or other winding up of the Corporation, whether voluntary or involuntary, and after all holders of the Series Preferred Shares shall have been paid in full the amounts to which they respectively shall be entitled, be entitled to receive all the remaining assets of the Corporation of whatever kind, such assets to be distributed pro rata to the holders of the Common Shares.

                           II. SERIES PREFERRED SHARES

                  (a) Issuance. The Series Preferred Shares may be issued in one or more series as shall from time to time be created and authorized to be issued by the Board of Directors as hereinafter provided.

                  (b) Authority Of the Board Of Directors. The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted to amend these Articles of Incorporation to provide for the issuance of any series of the Series Preferred Shares and to determine, to the extent not otherwise provided by law, the designations, powers, preferences and relative, participating, optional and other special rights, if any, of the shares of each series of the Series Preferred Shares, and the qualifications, limitations and restrictions thereof, including (but without limiting the generality of the foregoing) any of the following:

                  (i) the number of shares to constitute such series (which number may at any time, or from time to time, be increased or decreased by the Board of Directors, notwithstanding that shares of the series may be outstanding at the time of such increase or decrease, unless the Board of Directors shall have otherwise provided in creating such series) and the distinctive name and serial designation thereof;

                  (ii) the annual dividend rate or rates and the date on which the first dividend on shares of such series shall be payable and all subsequent dividend payment dates;

                  (iii) whether dividends are to be cumulative or non-cumulative, the participating or other special rights, if any, with respect to the payment of dividends and the date from which dividends on all shares of such series issued prior to the record date for the first dividend shall be cumulative (such dividends shall be cumulative only if and to the extent set forth in a certificate filed pursuant to law);

                  (iv) whether any series shall be subject to redemption and, if so, the manner of redemption and the redemption price or prices for such series, which may consist of a redemption price or scale of redemption prices applicable only to redemption for a sinking fund (which terms as used in this clause shall include any fund or provisions for the periodic purchase or retirement of shares), and a different redemption price or scale of redemption prices applicable to any other redemption;

                  (v) whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether such purchase, retirement or

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         sinking fund shall be cumulative or non-cumulative, the extent to and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes and the terms and provisions relative to the operation thereof;

                  (vi) the terms, if any, upon which shares of such series shall be convertible into, or exchangeable for, or shall have rights to purchase or other privileges to acquire shares of any other class or of any other series of the same or any other class, including the price or prices or the rate or rates of conversion, exchange, purchase or acquisition and the terms of adjustment, if any;

                  (vii) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or making of other distributions on, and upon the purchase, redemption, or other acquisition of, the Common Shares or any other series or class of stock of the Corporation ranking junior to the shares of such series, either as to dividends or upon liquidation;

                  (viii) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional shares of any class (including additional shares of such series of the Series Preferred Shares) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation; and

                  (ix) the voting rights of any such series, if any, which may be full, limited, or denied.

                  FIFTH: The business of the Corporation shall be managed under the direction of the Board of Directors except as otherwise provided by law. The number of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Code of Regulations. Election of Directors need not be by written ballot unless the Code of Regulations of the Corporation shall so provide.

                  SIXTH:

                  (a) A Director of the Corporation shall under no circumstances have any personal liability to the Corporation or its Shareholders for monetary damages for breach of fiduciary duty as a Director except for those breaches and acts or omissions with respect to which the General Corporation Law of the State of Ohio, as from time to time amended, expressly provides that this provision shall not eliminate or limit such personal liability of Directors. Neither the modification nor repeal of this paragraph (a) of this Article SIXTH nor any amendment to the General Corporation Law of the State of Ohio that does not have retroactive application shall limit the right of Directors hereunder to exculpation from personal liability for any act or omission occurring prior to such amendment, modification or repeal.

                  (b) The Corporation shall indemnify each Director and Officer of the Corporation to the fullest extent permitted by applicable law, except as may be otherwise provided in the Code of Regulations of the Corporation. Neither the modification nor repeal of paragraph (b) of this Article SIXTH nor any amendment to the General Corporation Law of the

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State of Ohio that does not have retroactive application shall limit the right of Directors and Officers hereunder to indemnification with respect to any act or omission occurring prior to such modification, amendment or repeal.

                  SEVENTH: Except as may be otherwise provided in any designation of the terms of Series Preferred Shares, Shareholders of the Corporation shall not have the right to vote cumulatively in the election of Directors.

                  EIGHTH: Except as may be otherwise provided in any designation of the terms of Series Preferred Shares, Shareholders of the Corporation shall not have the pre-emptive right, by reason of their status as Shareholders, to purchase securities offered or sold by the Corporation.

                  NINTH: The Corporation, by action of its Board of Directors, and without action by its Shareholders, may, from time to time, purchase its own shares of any class in accordance with the provisions of the General Corporation Law of the State of Ohio; and such purchase may be made either in the open market, or at public or private sales, in such manner and amounts, from such holder or holders of outstanding shares of the Corporation and at such price as the Board of Directors shall, from time to time, determine.

                  TENTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon Shareholders herein are granted subject to this reservation. Notwithstanding anything to the contrary contained in these Articles of Incorporation, the affirmative vote of the holders of at least three-quarters of the voting power of the Corporation, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, Article FIFTH, Article SEVENTH, Article EIGHTH, Article NINTH, or this Article TENTH; PROVIDED, HOWEVER, that this Article TENTH shall not alter the voting entitlement of shares that, by virtue of any Preferred Share Designation, are expressly entitled to vote on any amendment to these Articles of Incorporation.

                  ELEVENTH: Any and every statute of the State of Ohio hereafter enacted, whereby the rights, powers or privileges of corporations or of the Shareholders of corporations organized under the laws of the State of Ohio are increased or diminished or in any way affected, or whereby effect is given to the action taken by any number, less than all, of the Shareholders of any such corporation, shall apply to the Corporation and shall be binding not only upon the Corporation but upon every Shareholder of the Corporation to the same extent as if such statute had been in force at the date of filing these Articles of Incorporation in the office of the Secretary of State of Ohio.

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